The Cincinnati Insurance Company  ■  The Cincinnati Indemnity Company
The Cincinnati Casualty Company  ■  The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company  ■  CFC Investment Company  ■  CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Joan O. Shevchik, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Corporation Announces Reduced Estimate for Prior-Quarter Storm Losses, Stronger Pricing Trends and Higher Investment Valuations

Cincinnati, January 19, 2012 – Cincinnati Financial Corporation (Nasdaq: CINF) today announced on a preliminary basis that The Cincinnati Insurance Companies’ property casualty group expects to report favorable impacts on its fourth-quarter results, to be released on February 8, due to a reduced catastrophe loss estimate, pricing improvements and higher market values of securities in its investment portfolio as of December 31, 2011.

The property casualty group reduced its pre-tax loss estimate for several catastrophe events that occurred prior to the fourth quarter of 2011. As a result of that lower estimate, along with better weather during the fourth quarter, the group expects to report a positive contribution of approximately $20 million to $24 million to insurance underwriting income. That contribution is expected to improve the fourth-quarter combined ratio, reducing it by approximately 2.5 to 3.1 percentage points based on estimated fourth-quarter 2011 property casualty earned premiums of approximately $785 million. Over the past 10 years, catastrophe losses have increased the fourth-quarter combined ratio by an average of 1.6 percentage points. The combined ratio is the percentage of incurred losses plus all expenses per each earned premium dollar. A lower ratio indicates better performance and represents an underwriting profit when it is below 100 percent.

The property casualty group also continued to experience stronger pricing in its commercial lines segment, which accounts for nearly three-quarters of its property casualty premiums. During the fourth quarter of 2011, the group’s commercial lines average renewal pricing increased in the low- to mid-single-digit range.

Steven J. Johnston, president and chief executive officer, commented, “Pricing will be a discussion topic when we meet with agency representatives at our annual sales meetings in more than 20 cities across our operating territory beginning February 6. At these meetings, we thank agents and their staffs for bringing us quality accounts and discuss insurance opportunities, challenges and trends. We are especially encouraged to see continued improvement of renewal pricing for commercial business, where pricing adequacy has been hampered by intense competition in recent years. During the third quarter of 2011, average renewal pricing for our commercial lines segment rose slightly, and in the fourth quarter it improved steadily with the strongest pricing on December renewals.”

Johnston continued, “We continue to improve our pricing precision through expanded use of pricing analytics tools and data. Our personal lines and excess and surplus lines segments also continued to see rate increases, improving over third-quarter trends. Consolidated property casualty fourth-quarter 2011 net written and earned premiums grew approximately 5 percent, with commercial lines and personal lines segments up approximately 4 percent and 7 percent respectively. Our excess and surplus lines segment continued to grow at a healthy double-digit pace, with estimated fourth-quarter net written premiums reaching approximately $18 million and net earned premiums at approximately $19 million.”

Johnston added, “Over the course of 2011, 30 events were classified by Property Claims Services as catastrophes, and our field claims representatives responded promptly and professionally to affected policyholders. Only two of those events actually occurred during the fourth quarter. They caused approximately $7 million of loss, contributing only 0.9 percentage points to our catastrophe loss ratio, and that’s roughly half of our fourth-quarter average over the past 10 years.

“The 2011 fourth-quarter catastrophe loss ratio further benefitted from a reduced estimate of losses due to our participation in assumed reinsurance treaties that spread the risk of very high catastrophe losses among many insurers. We reduced that estimate by approximately $6 million during the fourth quarter, primarily for lower than expected losses from two New Zealand earthquakes in September 2010 and February 2011. The remaining favorable effect on the fourth-quarter ratio was largely from reduced loss estimates for third-quarter 2011 catastrophes, with Hurricane Irene accounting for the largest single reduction. Approximately 75 percent of the total fourth-quarter reduction in our catastrophe loss estimate benefitted our commercial lines segment.”

Investment Portfolio Listing at December 31, 2011
The company will today post a preliminary listing of its fixed-maturity and equity portfolio at December 31, 2011, on its website at www.cinfin.com/investors. The consolidated portfolio listing with market values and amortized cost will be available in PDF format with spreadsheet format option, each offering detail of securities ownership by the parent and each subsidiary company.

Johnston concluded, “Providing this investment data prior to our quarterly earnings announcement will give investors a preview of an important component of our book value, which will reflect the favorable impact of improved market valuations for the securities in our investment portfolio as of December 31, 2011. Our investment philosophy continues to consider the appropriate balance between current income and the potential for long-term capital appreciation for the benefit of shareholders.”

Cincinnati Financial plans to report final, full results for the fourth quarter on Wednesday, February 8, 2012, after the close of regular trading on the Nasdaq Stock Market. A conference call to discuss the results will be held at 11 a.m. ET on Thursday, February 9, 2012,  with a live, audio-only Internet broadcast available at www.cinfin.com/investors.

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, annuities and surplus lines property and casualty insurance. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2010 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 24.
Factors that could cause or contribute to such differences include, but are not limited to:
•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
•	Increased frequency and/or severity of claims
•	Inadequate estimates or assumptions used for critical accounting estimates
•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies
•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value
•	Events, such as the credit crisis, followed by prolonged periods of economic instability or recession, that lead to:
o	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)
o	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
o	Significant rise in losses from surety and director and officer policies written for financial institutions
•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Increased competition that could result in a significant reduction in the company’s premium volume
•	Delays in adoption and implementation of underwriting and pricing methods that could increase our pricing accuracy, underwriting profit and competitiveness
•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
•	Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers
•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability
•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

o	Downgrades of the company’s financial strength ratings
o	Concerns that doing business with the company is too difficult
o	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
o	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements
•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
o	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
o	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
o
Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

o	Increase our provision for federal income taxes due to changes in tax law
o	Increase our other expenses
o	Limit our ability to set fair, adequate and reasonable rates
o	Place us at a disadvantage in the marketplace
o	Restrict our ability to execute our business model, including the way we compensate agents
•	Adverse outcomes from litigation or administrative proceedings
•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
•	Difficulties with technology or data security breaches that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

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